PURCHASE A ND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is hereby made and entered into effective as of this 2nd day of October, 2017 by and between AEI Income & Growth Fund 25 LLC, a Del aware limited liability company (hereinafter referred to as the "Seller") and Gemma Realty, LLC, a Rhode Island limited liability company and its successor and assigns (hereinafter referred to as the "Buyer"). The Seller wishes to sell its interests in the fee simple title to that certain real property legally described in the attached Exhibit A (the "Property"), and the Buyer wishes to purchase the fee simple title to the Property. The date on which last party hereto executes this Agreement is hereafter referred to as the "Effective Date."

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.
Property. The Property to be sold to Buyer in this transaction consists of an undivided 100% interest in the property located at 959 Behrman Highway, Gretna, Louisiana. Seller owns no interest in any personalty in connection with the Property.

2.
Lease. The Property is being sold subject to an existing Lease Agreement, elated May 30, 2014, as amended on May 18, 2015 (collectively, the "Lease") by and between Seller, as lessor, and Bio- Medical Applications of Louisiana, LLC d/b/a Fresenius Medical Care Gretna, a Delaware limited liability company, as lessee (the "Tenant"). The Tenant's obligations under the Lease are guaranteed by Fresenius Medical Care Holdings, Inc., a New York corporation ("Lease Guarantor"), pursuant to that ce1tain Guarantee of Lease elated May 30, 2014 ("Lease Guaranty''). The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to the Lease, the Lease Guaranty, and any other agreements to occupy al l or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement.

3.
Purchase Price. The purchase price for the Property is $3,972,701 ("Purchase Price"). If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

4.	Terms. The Purchase Price for the Property will be pa id by Buyer as follows:

a)	Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit
$10,000 (the "Earnest Money") in an interest bearing account with First American Title Insurance Company; 801 Nicollet Mall, Suite 1900, Minneapolis, Minnesota, Nicole Haapala; phone number: (612) 305-2014; email: nhaapala @firstarn.com (the "Closing Agent" or "Title Company"). Upon expiration of the Review Period, Earnest Money shall become non-refundable. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

b)	Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

5.	Closing Date. Escrow shall close with i n thirty (30) days following the expiration date of the Review Period (the "Closing Date"), unless the parties mutually agree otherwise.

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6.
Due Diligence. Buyer will have forty-five (45) days from Buyer's receipt of the items referred to in Exhibit B (the "Review Period") to conduct all of its inspections and due diligence and satisfy  itself regarding the Property and this transaction, including without limitation a review of the Lease and securing any necessary financing. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive closing or termination of this Agreement. Within five (5) days of the Effective Date of this Agreement, Seller shall provide the items listed on Exhibit B. Buyer may order an updated as-built ALTA Survey for the Property, an Updated Phase I Environmental Site Assessment report in accordance to ASTM 1527-13 guidelines, and may also inspect the Property.

Buyer may cancel this Agreement before the expiration of the Review Period for any reason in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable unless Seller shall default hereunder.

lf Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees charged by the Title  Company and any liabilities under the first paragraph of section 6 of this Agreement and those provisions stating otherwise (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

Unless this Agreement is cancelled by Buyer during the Review Period pursuant to the terms hereof, Seller shall be entitled to retain the Earnest Money, which will be applied to the Purchase Price at Closing. If Buyer fails to close this transaction at no fault of Seller, Buyer will be irrevocably deemed i n default of this Agreement. Upon default by Buyer, Seller may, as its option, retain the Earnest Money as its sole and exclusive remedy and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquished all rights in and to the Property, or Seller may exercise its rights under Section 14 hereof. If this Agreement is not cancelled and the Earnest Money deposit is made as required by Section 4 hereof, the Review Period will be deemed satisfied by Buyer.

7.
Escrow. Escrow shall be opened by Seller and the Buyer's Earnest Money funds will be deposited in escrow with the Title Company, upon acceptance and execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company's standard instructions any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

8.
Title. Buyer, within three (3) business days' of the last parties' execution of this Agreement, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an Owner's Title insurance policy. Closing will be conditioned on the agreement of the Title Company to issue an Owner's pol icy of title insurance dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable title to the Property subject only to: the Title Company's standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; all matters of public record; and other items disclosed to Buyer during the Review Period.

Buyer shall be allowed five (5) business days after receipt of said commitment and survey for examination and the making of any objections to marketability thereto, said objections to be made in writing

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or deemed waived. If any objections are so made, Seller shall be allowed sixty (60) days to cure such objections and make such title marketable or, in the alternative, to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's Earnest Money will be returned and this Agreement shall be null and void and of no further force and effect. Seller has no obligation to spend any funds or make any effort to satisfy Buyer's objections, if any.

Pending satisfaction of Buyer's objections, the payments hereunder required shall be postponed, but upon satisfaction of Buyer's objections and within ten (10) days after written notice to the Buyer of satisfaction of Buyer's objections, the parties shall perform this Agreement according to its terms.

9.
Closing Costs. Buyer and Seller will split all escrow and closing fees equally. Seller shall pay recording fees for the deed and documents required to remove any encumbrances. Seller shall pay the Standard Owner's Title Insurance Policy premium in the full amount of the Purchase Price. Title search and exam fees and survey charges shall be included in the Owner's Policy Premium or paid by Seller in the event of Seller's default under this Agreement and a termination pursuant to Section 14 herein. Buyer will pay the full cost of any special endorsements required by the Buyer. Buyer will pay the cost of updating any due diligence provided by Seller, if Buyer requires the same be updated. The parties represent to each other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party. Each party will pay its own attorney's fees and costs to document and close this transaction.

10.    Real Estate Taxes, Special Assessments and Prorations.

a)
The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the date of Closing.

b)
All income and all operating expenses from the Prope1ty, if any, shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the date of Closing. Buyer shall be entitled to al l income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the date of closing.

11.   Seller's Representation and Agreements.

a)	Seller represents and warrants as of this date that:

l.	Except for the existing Lease with the existing Tenant, Seller is not aware of any leases of the Property.

2.	Seller is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property.

3.
Except as previously disclosed to Buyer and as pcm1itted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer as to the Property after the Closing Date.

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4.
Seller is not a "foreign person" as defined in Section 1445 of the Code and any related regulations. At Closing, Seller shall furnish Closing Agent with such FIRPTA affidavits as may be required by J aw. In addition, at Closing Seller will furnish to Buyer its federal identification number so that Buyer may accurately and properly report this transaction to the Internal Revenue Department as required by law.

5.
Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms. Al l instruments executed or to be executed by the Seller pursuant to this Agreement will be valid and binding agreements of Seller.

6.
All requisite action has been taken by Seller in entering into this Agreement and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby and that no consent of any creditor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transactions contemplated hereby.

b)
Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts that would materially affect the Prope1ty and be binding on Seller after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld or delayed.

12.	Disclosures.

a)
Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without l imitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller's knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing, and Buyer may terminate this Agreement and the Earnest Money will be returned.

b)
Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice prior to Closing, Seller will inform Buyer prior to Closing, and Buyer may terminate this Agreement and the Earnest Money will be returned.

c)
Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environ mental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous

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Materials on or in connection with the Property arising out of Seller's gross negligence or intentional misconduct. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing, and Buyer may terminate this Agreement and the Earnest Money will be returned.

d) Buyer agrees that it is purchasing the Property i n its present condition, "as is, where is," and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein or as required by the Lease.

e)
Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an "as-is, where-is" basis and Buyer expressly acknowledges that, i n consideration of the agreements of Seller herein, except as otherwise specified herein in Section 11 herein and this Section 12, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not l imited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

f)
Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property, or (b) the appropriateness of purchasing the Property for the Buyer's individual tax or financial situation or tax or financial objectives. Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein, and is not expecting Tenant to terminate the Lease post closing of the sale of the Property to Buyer unless otherwise provided in the Lease.

The Parties agree that the provisions of this Section 12, subsections d) through f), shall survive Closing.

13.	Closing.

a)
Before the Closing Date, Seller will deposit into escrow an executed special wa1rnnty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the exceptions contained in Section 8 above.

b)
On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required under Section 4 and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.

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c)
On or before the Closing Date, Seller will deliver or cause to be delivered to Buyer, at Seller's expense, an Assignment and Assumption of Lease, duly executed and acknowledged by Seller, assigning al l of Seller's interest in, to, and under the Lease.

d)	On or before the Closing Date, Seller will deliver or cause to be delivered to Buyer an Assignment of Warranties in a form reasonably satisfactory to Buyer.

e)	On or before the Closing Date, Seller will deliver an assignment of the Lease Guaranty i n favor of Buyer's assignee with an acknowledgement and/or confirmation from the Lease Guarantor.

f)
On or before the Closing Date, Seller will deliver or cause to be delivered to Tenant a Notice to Tenant of the sale and Assignment and Assumption of the Lease in form and substance reasonably satisfactory to Buyer.

g)	On or before the Closing Date, Seller will deliver or cause to be delivered to Buyer an Estoppel from Tenant, in form and substance approved by Buyer.

h)
If applicable, on or before the Closing Date, Seller will deliver or cause to be delivered to Buyer an estoppel from any third parties or administrators of any CAM in form and substance reasonably satisfactory to Buyer.

i)	On or before the Closing Date, Seller shall cause Tenant to deliver a Certificate of Insurance naming Buyer as additional insured and/or loss payee, as required by the Lease.

j) On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company's ce1tified closing statement and take all other actions necessary to close escrow.

14. Defaults. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES TN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY INITIALING THIS SECTION, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY OF $10,000 HAS BEEN AGREED UPON AFTER NEGOTIATION. AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REIVIEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER 'S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. IF SELLER SHALL DEFAULT HEREUNDER, BUYER SHALL HAVE THE RIGHT OF SPECIFIC PERFORMANCE OR CANCELLATION AND RETURN
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OF ITS EARNEST MONEY ALONG WITH PAYMENT OF ITS THIRD PARTY REVIEW PERIOD COSTS WHICH SHALL NOT EXCEED $5,000 AND SELLER SHALL PAY ANY SEARCH A N D EXAMINATION FEES OWING TO THE TITLE COMPANY AS PROVIDED UNDER SECTION 9, BUT BUYER SHALL NOT BE ENTITLED TO ANY ACTION FOR DAMAGES.

15.	Buyer's Representations and Warranties.

a)	Buyer represents and warrants to Seller as follows:

1.
In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

2.
Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

3.
To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.	Damages, Destruction and Eminent Domain.

a)
If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, clue to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

b)	If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c)
If, prior to closing, the Property, or any part thereof, is ta ken by eminent domain, this Agreement shall become null and void at Buyer's option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price,

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and Seller shall assign to Buyer the Seller's right, title, and interest in and lo any award made, or to be made in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d) In the event that this Agreement is terminated by Buyer as provided above in Section 16(a) or (b), the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17.	1031Exchange.

a)
Seller. If Seller is selling the Property for purposes of a tax-deferred exchange, Seller acknowledges that Buyer has made no representations, warranties, or agreements to Seller or Seller' s agents that the transaction contemplated by the Agreement will qualify  for such tax treatment, nor has there been any reliance thereon by Seller respecting the legal or tax implications of the transactions contemplated hereby. Seller further represents that it has sought and obtained such third party advice and counsel as it deems necessary in regards to the tax implications of this transaction.

1f Seller wishes to novate/assign the ownership rights and interest of this Purchase Agreement to a third party who will act as Accommodator to perfect the l031 exchange by preparing an agreement of exchange of Real Property, the Accommodator will be an independent third party purchasing the ownership interest in subject property from Seller and selling the ownership interest in subject property to Buyer under the same terms and conditions as documented in this Purchase Agreement. Seller asks the Buyer, and Buyer agrees to cooperate in the perfection of such an exchange if at no additional cost or expense to Buyer or delay in ti me. Seller hereby indemnifies and holds Buyer harmless from any claims and/or actions resulting from said exchange. Pursuant to the direction of the Accommodator, Seller will deed the property to Buyer.

b)
Buyer.  Buyer's assign's purchase of the Property is part of a like-kind exchange pursuant to Section l 03 l of the Code ("1031Exchange") and Seller agrees to execute such documents and take such other action as may reasonably be requested for the purpose of the 1031 Exchange, provided, however, that (i) such cooperation by Seller shall not entail any additional expense or liability to Seller beyond its existing obligations under this Agreement; (ii) the Closing Date shall not be delayed or affected by reason of the 1031 Exchange nor shall the consummation or accomplishment of the I031 Exchange be a condition precedent or condition subsequent to Buyer's obligations under this Agreement; (iii) the 1031 Exchange shall be effected through an assignment of this Agreement, or rights under this Agreement, to a qualified intermediary, without  releasing the Seller; (iv) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating the 1031 Exchange; and (v) Buyer shall pay any additional costs incurred by Seller that would not otherwise have been incurred i f the purchase of the Property had not been consummated through the 1031 Exchange. Nothing contained in this Section 17b, including but not limited to Seller's cooperation  with the 103l Exchange, shall affect or diminish in any manner Seller's rights under this Agreement or impose any other liability or obligation upon Seller for the compliance with Section 1031 of the Code. The provisions of this Sect ion 17b shall survive the Closing Date.

18. Cancellation. If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed elate, the party electing to cancel shall deliver to Closing Agent a notice containing the address of the party i n breach and stating that this Agreement shall
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be cancelled un less the breach is cured within 13 days following the delivery of the notice to the Closing Agent. Within three days after receipt of such notice, the Closing Agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. 1f the breach is not cured within the 13 days following the delivery of the notice to the Closing Agent, this Agreement shall be cancelled.

19. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument.

20.
Expiration. Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

21.	Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

22.
Notices. All notices from either of the panics hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by a nationally recognized courier service guaranteeing overnight del i very to the party at his or its address set forth below, or by email lo the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee.

If to Seller:

AEI Income & Growth Fund 25, LLC
Attn: Marni Nygard, Esq.. Chief Investment Officer 1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
mnygard @aeifuncls.com
Phone: 651 -227-7333 (for overnight courier purposes only)

With a copy to:

David M. Streier, Esq.
1300 Wells Fargo Place 30 East Seventh Street St. Paul, MN 55 JO I Phone:  651-227-7727
dstreier@aeifunds.com

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If to Buyer:

Gemma Realty, LLC Attn: Lenny Gemma
148 West River Street - Suite I E Providence, Rhode Island 02904 lengernrna @ gemplumbing.com

With a copy to:

Joelie Leigh Grabarski Tiede Grabarski PLLC 4770 White Bear Parkway Lower Level 20
White Bear Lake MN 551 10
jgrabarski@tiedegrabarski.com

23.	Miscellaneous.

a)
This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b)
If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the Closing Date or exercise any remedy available to it by law, including terminating this Agreement.

c)	Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

d)
All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by email to such address as may be designated and in use by Buyer or Seller, first class ce1tified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

e)
At least ten (10) business days prior to the Closing Date, Buyer shall assign its respective rights and duties under this Agreement to a special purpose entity formed for the purpose of purchasing the Property and Seller acknowledges the forthcoming assignment and consents to the same. Upon providing written notice to Seller of such assignment, Buyer shall have no further rights or obligations under this Agreement.

[SIGNATURES ARE TO FOLLOW ON THE NEXT PAGE]

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TN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the date last set forth below.

BUYER:

GEMMA REALTY, LLC
a Rhode Island limited liability company

By: /s/ Edward J Gemma

Print Name: Edward J Gemma
Title:

Date: 9-22-17

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SELLER:

AEI INCOME & GROWTH FUND 25 LLC.
a Delaware limited liability company

By: AEI Fund Management XXI, Inc.,
  a Minnesota corporation
  Its: Managing Member

By: /s/Marni Nygard
Marni Nygard, its Chief Investment Officer
Date: 10-2-17
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Exhibit A

Legal Description

One certain Lot of Ground,situated in the Parish of Jefferson, State of Louisiana in that part known as Elmwood  Subdivision, Section D,designated as Lot P-2 of said Elmwood Subdivision, Section D, and is more particularly described as follows:

From the point of beginning, commence at the point where the East right of way of Behrman Highway flares into the South right of way line of Westside Drive, and measures N47°40'26"E,a distance of 35.35,to a point; Thence measure S87°19'34"E, along the South right of way line of Westside Drive, a distance of 325' to a point; Thence measure S02°40'26"W, a distance of 250.70'to a point; Thence measure N87°19'34"W a distance of 350,to a point of the East right of way of Behrman Highway; Thence measure N02°40'26"E, along the East right of way of Behrman Highway, a distance of 225.70, to a point of beginning and containing 87,432.50 square feet or 2 acres.

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Exhibit B

The following Due Diligence Items will be provided by Seller to the extent such items exist in Seller's possession:

a)	A copy of Seller's existing Owner's Title Pol icy for the Property, with copies of its underlying documents;

b)	A copy of Seller's existing as-built ALTA survey and/or existing boundary ALTA survey of the Property;

c)
A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties. amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, project acceptance letter (wherein Tenant accepts possession of the property, if Tenant shall have issued the same or similar), and the most recent tenant estoppel in Seller's possession;

cl) A copy of Seller's existing Phase 1Environmental Site Assessment report;

e)  A copy of the Tenant's existing insurance certificate(s) for the Property;

f) A copy of Seller's existing insurance certificate(s) for the Property;

g)	A copy of the Certificate of Occupancy from the governing municipality;

h)	A copy of the Fire Sprinkler Certification for the improvements on the Property, if applicable;

i)	Copies of the existing final building plans and specifications for the improvements;

j)	A copy of the most recent real estate tax statement for the Property;

k)
A rental accounting for the last twelve (12) months (or such shorter period reflecting Tenant's occupancy of the Property) showing the elate and amount of each rent payment (including any additional and escrowed amounts) received from Tenant;

I)	Copies of current and prior calendar year budget and reconciliation for the property as required under the Lease and/or any documents related to Common Area Maintenance "CAM" affecting the Property;

m)
Copies of al I CAM related contracts and invoices for any contracted services, and the names, addresses and contact information for third parties to. and/or managers or administrators of, any CAM pursuant to agreement, declaration, or reciprocal easements;

n)	Copies of any and all warranties respecting construction of the improvements, including but not limited to, HVAC system, structural, plumbing or electrical that have not expired by their terms.

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